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                       CONSENT OF INDEPENDENT ACCOUNTS

   We consent to the incorporation by reference in the registration statements of Xyvision, Inc. on Form S-8 (File Nos. 33-10405, 33--15473, 33-29845, 33-29486, 33-36243, 33-41846, 33-54014, 33-54018 and 333-19529) of
our report dated July 15, 1997, which report disclaims an opinion on consolidated financial statements of Xyvision, Inc. as of March 31, 1997 and 1996 and for each of the three fiscal years in the period ended March 31, 1997 due to uncertainties as to the Company's ability to continue as a going concern.
/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
July 15, 1997

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